Federal Home Loan Bank of Des Moines
Letter to Our Members

For eight decades, the Federal Home Loan Bank of Des Moines has been your trusted partner. We are your stable source of low-cost funds through every economic cycle and work diligently every day to make your communities better places to live, work and raise a family.

Our mission remains the same - to provide funding and liquidity through advances, to support residential mortgage lending through the MPF program and to create more affordable housing opportunities for low and moderate income families through our Affordable Housing Program.

YEAR IN REVIEW

During 2011, FHLB Des Moines maintained a strong financial position through continued conservative business practices. We reported net income of $77.8 million in 2011 compared to $133.0 million in 2010. The reduction in net income was due, in part, to a lower level of advances as many members experienced high deposit levels and low demand for loans. In addition, prepayment fees earned by the Bank were significantly lower in 2011, as prepayment volume declined. And lastly, our net income was impacted by our use of derivatives and hedging activities related to our risk management.

The Bank's total assets decreased to $48.7 billion at December 31, 2011 from $55.6 billion at December 31, 2010. The decrease was primarily attributable to a decline in investment securities and advances. Total capital was $2.8 billion at December 31, 2011 and 2010. Retained earnings increased to $569.0 million at December 31, 2011 from $556.0 million at December 31, 2010. During 2011, we paid cash dividends of $64.9 million compared to $61.1 million in 2010.

We encourage you to review the Bank's 2011 Form 10-K Report for additional details about our performance.

Last year, our Board of Directors announced changes to future dividend practices. Beginning in the first quarter of 2012, we plan to differentiate dividend payments between membership and activity-based capital stock. Our dividend philosophy encourages utilization of our cooperative business model. The actual dividend payout will continue to be determined quarterly by our Board of Directors based on policies, regulatory requirements, financial projections and actual performance. For more details, read the announcement dated December 20, 2011.

The 12 FHLBanks entered into a Joint Capital Enhancement Agreement in 2011, understanding the Resolution Funding Corporation obligation would be fully satisfied during the year. The Agreement provides that all FHLBanks will contribute 20 percent of net income each quarter to a restricted retained earnings account (RREA) until the balance of that account equals at least one percent of their average balance of outstanding consolidated obligations for the previous quarter.

The RREA will build an additional buffer on each FHLBank's balance sheet to absorb unexpected losses and strengthen the FHLBanks' ability to provide liquidity and funding to their member institutions. Beginning in the third quarter of 2011, we began allocating 20 percent of our net income to a separate RREA which grew to $6.5 million at December 31, 2011.

OUR SHARED IMPACT

Together we are strengthening communities by partnering with you to identify the housing needs in the areas you serve. Each year, we commit 10 percent of our annual net income to affordable housing through our Affordable Housing Program. Since the program's inception, the Bank has awarded over $200 million and impacted thousands of lives. Last year alone, we granted $15 million to 45 projects throughout our five-state district.

LOOKING AHEAD

This year looks to be one filled with opportunities and continued challenges.

As policy makers seek lessons from the recent financial crisis, we will share with them examples of the important role that you play in the nation's housing finance structure and why it is essential that barriers to maintaining and even expanding your role are removed.

The interest rate environment and global debt crisis will continue to be challenges to the financial services industry. The regulatory and legislative environment, including potential GSE reform and the Dodd-Frank Act implementation, will continue to impact the housing economy and the way that we do business.

GSE reform in 2012 and beyond could impact the FHLBanks' ability to provide a low-cost and steady source of funding. Throughout 2012, we will ensure that policy makers are aware of the critical funding that the FHLBank System provided to our members during the recent financial crisis. We will need your strong and vocal support in order to protect our cooperative business model.

We appreciate your membership in FHLB Des Moines and the dedication of the Board of Directors that you have elected. The leaders on our Board work diligently to ensure that the Bank provides products and services to you that are competitively priced and that the Bank is operating in a safe and sound manner. We value the leadership and service that our outgoing directors, David Frauenshuh and Dennis Lind, gave to us throughout their tenures as Board members.

We look forward to partnering with you throughout 2012 and beyond to help you achieve success. As your cooperative, we stand ready to serve.

/s/ Richard S. Swanson
Richard S. Swanson
President and CEO

/s/ Michael K. Guttau
Michael K. Guttau
Board Chair

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.